UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13D/A

Information to be included in statements filed pursuant to Rule 13d-1(a) and amendments thereto filed pursuant to Rule 13d-2(a)

Under the Securities Exchange Act of 1934
(Amendment No. 2)*

INSIGHT COMMUNICATIONS COMPANY, INC.

(Name of Issuer)

Class A Common Stock, $0.01 par value

(Title of Class of Securities)

45768V108

(CUSIP Number)

J. Kevin Mills

Thomas D. Twedt

Dow, Lohnes & Albertson, PLLC

1200 New Hampshire Avenue, N.W.

Washington, D.C.  20036  (202) 776-2000

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

November 14, 2005

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☒

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 45768V108

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Sidney R. Knafel

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 3,961,259*

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 3,961,259*

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,961,259*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐ Not Applicable

13.	Percent of Class Represented by Amount in Row (11) Approximately 7.1%**

14.	Type of Reporting Person (See Instructions) IN

*  Includes 3,853,132 shares of Class B Common Stock of Insight Communications Company, Inc. (“Insight”), par value $0.01 per share (the “Class B Common Stock”).  Of the shares deemed to be beneficially owned by Mr. Knafel, 50,000 shares of Class A Common Stock of Insight, par value $0.01 per share (the “Class A Common Stock,” and together with the Class B Common Stock, the “Common Stock”), and 3,427,177 shares of Class B Common Stock are held by a foundation and a corporation, respectively, controlled by Mr. Knafel, 425,955 shares of Class B Common Stock are held by the estate of Mr. Knafel’s deceased wife for which Mr. Knafel serves as executor and 1,877 shares of Class A Common Stock are held in his 401(k) account.  Also includes 56,250 shares issuable upon the exercise of options.  The Reporting Persons (as defined under Item 2 of this Amendment No. 2 to Schedule 13D) may be deemed to be a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and therefore each Reporting Person may be deemed to beneficially own the shares held by all other Reporting Persons.  The aggregate number of shares beneficially owned by all of the Reporting Persons is 11,322,095 which includes 8,489,454 shares of Class B Common Stock and 558,456 shares of Class A Common Stock issuable upon the exercise of options that are exercisable within 60 days.

**  The denominator is based on:  (i) 51,841,390 shares of Class A Common Stock outstanding as of October 31, 2005, as stated on the facing page of Insight’s Form 10-Q for the quarter ended September 30, 2005; (ii) 3,853,132 shares of Class A Common Stock into which the Class B Common Stock beneficially owned by Mr. Knafel may be converted; and (iii) 56,250 shares issuable upon the exercise of options exercisable within 60 days.  Each share of Class B Common Stock is convertible at any time into one share of Class A Common Stock.  Holders of Class A Common Stock are entitled to one vote per share, and holders of Class B Common Stock are entitled to ten votes per share.  Holders of both classes of Common Stock vote together as a single class on all matters presented for a vote, except as otherwise required by law.  The shares deemed to be beneficially owned by Mr. Knafel represent approximately 28.3% of the total outstanding votes of the Common Stock as a single class.  The aggregate shares of Common Stock beneficially owned by all of the Reporting Persons represent approximately 5.5% of the outstanding shares of Class A Common Stock, 100% of the outstanding shares of Class B Common Stock and approximately 64.2% of the total outstanding votes of the Common Stock as a single class.

1.

Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only)
Andrew G. Knafel, Joshua Rubenstein and William L. Scherlis, as trustees (the “Trustees”) under Trusts F/B/O Knafel children (the “Trusts”)

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization New York

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 3,397,027*

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 3,397,027*

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,397,027*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐ Not Applicable

13.	Percent of Class Represented by Amount in Row (11) Approximately 6.1%**

14.	Type of Reporting Person (See Instructions) OO

*   Represents 3,397,027 shares of Class B Common Stock beneficially owned by the Trusts, including 386,413 shares held individually by Andrew G. Knafel.  Sidney Knafel expressly disclaims beneficial ownership of all of the reported shares, and the Trustees disclaim any economic interest in or beneficial ownership of any of the Class A Common Stock or Class B Common Stock held by the Trusts.  The Reporting Persons (as defined under Item 2 of this Amendment No. 2 to Schedule 13D) may be deemed to be a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and therefore each Reporting Person may be deemed to beneficially own the shares held by all other Reporting Persons.  The aggregate number of shares beneficially owned by all of the Reporting Persons is 11,322,095 which includes 8,489,454 shares of Class B Common Stock and 558,456 shares of Class A Common Stock issuable upon the exercise of options that are exercisable within 60 days.

**  The denominator is based on:  (i) 51,841,390 shares of Class A Common Stock outstanding as of October 31, 2005, as stated on the facing page of Insight’s Form 10-Q for the quarter ended September 30, 2005; and (ii) 3,397,027 shares of Class A Common Stock into which the Class B Common Stock beneficially owned by the Trusts and Andrew G. Knafel may be converted.  The shares deemed to be beneficially owned by the Trusts represent approximately 24.8% of the total outstanding votes of the Common Stock as a single class. The aggregate shares of Common Stock beneficially owned by all of the Reporting Persons represent approximately 5.5% of the outstanding shares of Class A Common Stock, 100% of the outstanding shares of Class B Common Stock and approximately 64.2% of the total outstanding votes of the Common Stock as a single class.

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Michael S. Willner

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 1,272,648*

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 1,272,648*

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,272,648*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐ Not Applicable

13.	Percent of Class Represented by Amount in Row (11) Approximately 2.4%**

14.	Type of Reporting Person (See Instructions) IN

*  Includes 1,106,516 shares of Class B Common Stock, including 6,448 shares held in trust for the benefit of Mr. Willner’s minor children.  Also includes 164,375 shares of Class A Common Stock issuable upon the exercise of stock options and 1,757 shares of Class A Common Stock held in Mr. Willner’s 401(k) account.  The Reporting Persons (as defined under Item 2 of this Amendment No. 2 to Schedule 13D) may be deemed to be a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and therefore each Reporting Person may be deemed to beneficially own the shares held by all other Reporting Persons.  The aggregate number of shares beneficially owned by all of the Reporting Persons is 11,322,095, which includes 8,489,454 shares of Class B Common Stock and 558,456 shares of Class A Common Stock issuable upon the exercise of options that are exercisable within 60 days.

**  The denominator is based on:  (i) 51,841,390 shares of Class A Common Stock outstanding as of October 31, 2005, as stated on the facing page of Insight’s Form 10-Q for the quarter ended September 30, 2005; (ii) 1,106,516 shares of Class A Common Stock into which the Class B Common Stock beneficially owned by Mr. Willner may be converted; and (iii) 164,375 shares of Class A Common Stock issuable upon the exercise of stock options exercisable within 60 days.  The shares deemed to be beneficially owned by Mr. Willner represent approximately 8.2% of the total outstanding votes of the Common Stock as a single class. The aggregate shares of Common Stock beneficially owned by all of the Reporting Persons represent approximately 5.5% of the outstanding shares of Class A Common Stock, 100% of the outstanding shares of Class B Common Stock and approximately 64.2% of the total outstanding votes of the Common Stock as a single class.

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) James S. Marcus

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 152,984*

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 152,984*

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 152,984*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐ Not Applicable

13.	Percent of Class Represented by Amount in Row (11) Approximately 0.3%**

14.	Type of Reporting Person (See Instructions) IN

*  Includes 132,779 shares of Class B Common Stock.  Also includes 20,205 shares of Class A Common Stock issuable upon the exercise of independent director retainer stock options.  The Reporting Persons (as defined under Item 2 of this Amendment No. 2 to Schedule 13D) may be deemed to be a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and therefore each Reporting Person may be deemed to beneficially own the shares held by all other Reporting Persons.  The aggregate number of shares beneficially owned by all of the Reporting Persons is 11,322,095, which includes 8,489,454 shares of Class B Common Stock and 558,456 shares of Class A Common Stock issuable upon the exercise of options that are exercisable within 60 days.

**  The denominator is based on:  (i) 51,841,390 shares of Class A Common Stock outstanding as of October 31, 2005, as stated on the facing page of Insight’s Form 10-Q for the quarter ended September 30, 2005; (ii) 132,779 shares of Class A Common Stock into which the Class B Common Stock beneficially owned by Mr. Marcus may be converted; and (iii) 20,205 shares of Class A Common Stock issuable upon the exercise of his independent director retainer stock options.  The shares deemed to be beneficially owned by Mr. Marcus represent approximately 1.0% of the total outstanding votes of the Common Stock as a single class.  The aggregate shares of Common Stock beneficially owned by all of the Reporting Persons represent approximately 5.5% of the outstanding shares of Class A Common Stock, 100% of the outstanding shares of Class B Common Stock and approximately 64.2% of the total outstanding votes of the Common Stock as a single class.

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Thomas L. Kempner

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 518,366*

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 518,366*

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 518,366*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐ Not Applicable

13.	Percent of Class Represented by Amount in Row (11) Approximately 1.0%**

14.	Type of Reporting Person (See Instructions) IN

*  Includes 60,668 shares of Class A Common Stock held personally by Mr. Kempner, 160 shares of Class A Common Stock held by a corporation that he controls and 20,205 shares of Class A Common Stock issuable upon the exercise of independent director retainer stock options.  Also includes 31,051 shares of Class A Common Stock held by the estate of Mr. Kempner’s deceased wife for which Mr. Kempner serves as executor and 406,282 shares of Class A Common Stock held by trusts for which he serves as trustee, for which he disclaims beneficial ownership.  The Reporting Persons (as defined under Item 2 of this Amendment No. 2 to Schedule 13D) may be deemed to be a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and therefore each Reporting Person may be deemed to beneficially own the shares held by all other Reporting Persons.  The aggregate number of shares beneficially owned by all of the Reporting Persons is 11,322,095, which includes 8,489,454 shares of Class B Common Stock and 558,456 shares of Class A Common Stock issuable upon the exercise of options that are exercisable within 60 days.

**  The denominator is based on:  (i) 51,841,390 shares of Class A Common Stock outstanding as of October 31, 2005, as stated on the facing page of Insight’s Form 10-Q for the quarter ended September 30, 2005; and (ii) 20,205 shares of Class A Common Stock issuable upon the exercise of his independent director retainer stock options.  The shares deemed to be beneficially owned by Mr. Kempner represent approximately 0.4% of the total outstanding votes of the Common Stock as a single class.  The aggregate shares of Common Stock beneficially owned by all of the Reporting Persons represent approximately 5.5% of the outstanding shares of Class A Common Stock, 100% of the outstanding shares of Class B Common Stock and approximately 64.2% of the total outstanding votes of the Common Stock as a single class.

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) John Abbot

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 67,229*

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 67,229*

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 67,229*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐ Not Applicable

13.	Percent of Class Represented by Amount in Row (11) Approximately 0.1%**

14.	Type of Reporting Person (See Instructions) IN

*  Includes 9,000 shares of Class A Common Stock held personally by Mr. Abbot, 229 shares of Class A Common Stock held in his 401(k) account and 58,000 shares of Class A Common Stock issuable upon the exercise of stock options.  The Reporting Persons (as defined under Item 2 of this Amendment No. 2 to Schedule 13D) may be deemed to be a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and therefore each Reporting Person may be deemed to beneficially own the shares held by all other Reporting Persons.  The aggregate number of shares beneficially owned by all of the Reporting Persons is 11,322,095, which includes 8,489,454 shares of Class B Common Stock and 558,456 shares of Class A Common Stock issuable upon the exercise of options that are exercisable within 60 days.

**  The denominator is based on:  (i) 51,841,390 shares of Class A Common Stock outstanding as of October 31, 2005, as stated on the facing page of Insight’s Form 10-Q for the quarter ended September 30, 2005; and (ii) 58,000 shares of Class A Common Stock issuable upon the exercise of stock options.  The shares deemed to be beneficially owned by Mr. Abbot represent less than one-tenth of one percent of the total outstanding votes of the Common Stock as a single class.  The aggregate shares of Common Stock beneficially owned by all of the Reporting Persons represent approximately 5.5% of the outstanding shares of Class A Common Stock, 100% of the outstanding shares of Class B Common Stock and approximately 64.2% of the total outstanding votes of the Common Stock as a single class.

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Elliot Brecher

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 31,143*

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 31,143*

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 31,143*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐ Not Applicable

13.	Percent of Class Represented by Amount in Row (11) 0.1%**

14.	Type of Reporting Person (See Instructions) IN

*  Includes 1,000 shares of Class A Common Stock held personally by Mr. Brecher, 1,893 shares of Class A Common Stock held in his 401(k) account and 28,250 shares of Class A Common Stock issuable upon the exercise of stock options.  The Reporting Persons (as defined under Item 2 of this Amendment No. 2 to Schedule 13D) may be deemed to be a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and therefore each Reporting Person may be deemed to beneficially own the shares held by all other Reporting Persons.  The aggregate number of shares beneficially owned by all of the Reporting Persons is 11,322,095, which includes 8,489,454 shares of Class B Common Stock and 558,456 shares of Class A Common Stock issuable upon the exercise of options that are exercisable within 60 days.

**  The denominator is based on:  (i) 51,841,390 shares of Class A Common Stock outstanding as of October 31, 2005, as stated on the facing page of Insight’s Form 10-Q for the quarter ended September 30, 2005; and (ii) 28,250 shares of Class A Common Stock issuable upon the exercise of stock options.  The shares deemed to be beneficially owned by Mr. Brecher represent less than one-tenth of one percent of the total outstanding votes of the Common Stock as a single class.  The aggregate shares of Common Stock beneficially owned by all of the Reporting Persons represent approximately 5.5% of the outstanding shares of Class A Common Stock, 100% of the outstanding shares of Class B Common Stock and approximately 64.2% of the total outstanding votes of the Common Stock as a single class.

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Charles E. Dietz

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 142,362*

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 142,362*

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 142,362*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐ Not Applicable

13.	Percent of Class Represented by Amount in Row (11) Approximately 0.3%**

14.	Type of Reporting Person (See Instructions) IN

*  Includes 5,000 shares of Class A Common Stock held personally by Mr. Dietz, 1,925 shares of Class A Common Stock held in his 401(k) account, 23,250 shares of Class A Common Stock issuable upon the exercise of stock options and 112,187 shares of restricted Class A Common Stock received in connection with the loan program exchange offer completed in May 2005 (“Loan Program Exchange Shares”) that are subject to forfeiture based on continued employment.  The Reporting Persons (as defined under Item 2 of this Amendment No. 2 to Schedule 13D) may be deemed to be a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and therefore each Reporting Person may be deemed to beneficially own the shares held by all other Reporting Persons.  The aggregate number of shares beneficially owned by all of the Reporting Persons is 11,322,095, which includes 8,489,454 shares of Class B Common Stock and 558,456 shares of Class A Common Stock issuable upon the exercise of options that are exercisable within 60 days.

**  The denominator is based on:  (i) 51,841,390 shares of Class A Common Stock outstanding as of October 31, 2005, as stated on the facing page of Insight’s Form 10-Q for the quarter ended September 30, 2005; and (ii) 23,250 shares of Class A Common Stock issuable upon the exercise of stock options.  The shares deemed to be beneficially owned by Mr. Dietz represents approximately 0.1 percent the total outstanding votes of the Common Stock as a single class.  The aggregate shares of Common Stock beneficially owned by all of the Reporting Persons represent approximately 5.5% of the outstanding shares of Class A Common Stock, 100% of the outstanding shares of Class B Common Stock and approximately 64.2% of the total outstanding votes of the Common Stock as a single class.

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Daniel Mannino

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 145,268*

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 145,268*

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 145,268*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐ Not Applicable

13.	Percent of Class Represented by Amount in Row (11) Approximately 0.3%**

14.	Type of Reporting Person (See Instructions) IN

*  Includes 2,500 shares of Class A Common Stock held personally by Mr. Mannino, 1,802 shares of Class A Common Stock held in his 401(k) account, 23,250 shares of Class A Common Stock issuable upon the exercise of stock options and 117,716 Loan Program Exchange Shares.  The Reporting Persons (as defined under Item 2 of this Amendment No. 2 to Schedule 13D) may be deemed to be a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and therefore each Reporting Person may be deemed to beneficially own the shares held by all other Reporting Persons.  The aggregate number of shares beneficially owned by all of the Reporting Persons is 11,322,095, which includes 8,489,454 shares of Class B Common Stock and 558,456 shares of Class A Common Stock issuable upon the exercise of options that are exercisable within 60 days.

**  The denominator is based on:  (i) 51,841,390 shares of Class A Common Stock outstanding as of October 31, 2005, as stated on the facing page of Insight’s Form 10-Q for the quarter ended September 30, 2005; and (ii) 23,250 shares of Class A Common Stock issuable upon the exercise of stock options.  The shares deemed to be beneficially owned by Mr. Mannino represent approximately 0.1 percent of the total outstanding votes of the Common Stock as a single class.  The aggregate shares of Common Stock beneficially owned by all of the Reporting Persons represent approximately 5.5% of the outstanding shares of Class A Common Stock, 100% of the outstanding shares of Class B Common Stock and approximately 64.2% of the total outstanding votes of the Common Stock as a single class.

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Pamela Euler Halling

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 244,045*

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 244,045*

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 244,045*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐ Not Applicable

13.	Percent of Class Represented by Amount in Row (11) Approximately 0.5%**

14.	Type of Reporting Person (See Instructions) IN

*  Includes 1,933 shares of Class A Common Stock held in Ms. Euler Halling’s 401(k) account, 23,250 shares of Class A Common Stock issuable upon the exercise of stock options and 218,862 Loan Program Exchange Shares.  The Reporting Persons (as defined under Item 2 of this Amendment No. 2 to Schedule 13D) may be deemed to be a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and therefore each Reporting Person may be deemed to beneficially own the shares held by all other Reporting Persons. The aggregate number of shares beneficially owned by all of the Reporting Persons is 11,322,095, which includes 8,489,454 shares of Class B Common Stock and 558,456 shares of Class A Common Stock issuable upon the exercise of options that are exercisable within 60 days.

**  The denominator is based on:  (i) 51,841,390 shares of Class A Common Stock outstanding as of October 31, 2005, as stated on the facing page of Insight’s Form 10-Q for the quarter ended September 30, 2005; and (ii) 23,250 shares of Class A Common Stock issuable upon the exercise of stock options.  The shares deemed to be beneficially owned by Ms. Euler Halling represent approximately 0.2 percent of the total outstanding votes of the Common Stock as a single class.  The aggregate shares of Common Stock beneficially owned by all of the Reporting Persons represent approximately 5.5% of the outstanding shares of Class A Common Stock, 100% of the outstanding shares of Class B Common Stock and approximately 64.2% of the total outstanding votes of the Common Stock as a single class.

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Mary E. Rhodes

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 70,734*

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 70,734*

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 70,734*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐ Not Applicable

13.	Percent of Class Represented by Amount in Row (11) Approximately 0.1%**

14.	Type of Reporting Person (See Instructions) IN

*  Includes 1,575 shares of Class A Common Stock held in Ms. Rhodes’s 401(k) account, 22,000 shares of Class A Common Stock issuable upon the exercise of stock options and 47,159 Loan Program Exchange Shares.  The Reporting Persons (as defined under Item 2 of this Amendment No. 2 to Schedule 13D) may be deemed to be a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and therefore each Reporting Person may be deemed to beneficially own the shares held by all other Reporting Persons.  The aggregate number of shares beneficially owned by all of the Reporting Persons is 11,322,095, which includes 8,489,454 shares of Class B Common Stock and 558,456 shares of Class A Common Stock issuable upon the exercise of options that are exercisable within 60 days.

**  The denominator is based on:  (i) 51,841,390 shares of Class A Common Stock outstanding as of October 31, 2005, as stated on the facing page of Insight’s Form 10-Q for the quarter ended September 30, 2005; and (ii) 22,000 shares of Class A Common Stock issuable upon the exercise of stock options.  The shares deemed to be beneficially owned by Ms. Rhodes represent less than one-tenth of one percent of the total outstanding votes of the Common Stock as a single class.  The aggregate shares of Common Stock beneficially owned by all of the Reporting Persons represent approximately 5.5% of the outstanding shares of Class A Common Stock, 100% of the outstanding shares of Class B Common Stock and approximately 64.2% of the total outstanding votes of the Common Stock as a single class.

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Elizabeth Grier

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 108,390

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 108,390*

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 108,390*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐ Not Applicable

13.	Percent of Class Represented by Amount in Row (11) Approximately 0.2%**

14.	Type of Reporting Person (See Instructions) IN

*  Includes 1,161 shares of Class A Common Stock held in Ms. Greir’s 401(k) account, 11,650 shares of Class A Common Stock issuable upon the exercise of stock options and 95,579 Loan Program Exchange Shares.  The Reporting Persons (as defined under Item 2 of this Amendment No. 2 to Schedule 13D) may be deemed to be a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and therefore each Reporting Person may be deemed to beneficially own the shares held by all other Reporting Persons.  The aggregate number of shares beneficially owned by all of the Reporting Persons is 11,322,095, which includes 8,489,454 shares of Class B Common Stock and 558,456 shares of Class A Common Stock issuable upon the exercise of options that are exercisable within 60 days.

**  The denominator is based on:  (i) 51,841,390 shares of Class A Common Stock outstanding as of October 31, 2005, as stated on the facing page of Insight’s Form 10-Q for the quarter ended September 30, 2005; and (ii) 11,650 shares of Class A Common Stock issuable upon the exercise of stock options.  The shares deemed to be beneficially owned by Ms. Grier represent less than one-tenth of one percent of the total outstanding votes of the Common Stock as a single class.  The aggregate shares of Common Stock beneficially owned by all of the Reporting Persons represent approximately 5.5% of the outstanding shares of Class A Common Stock, 100% of the outstanding shares of Class B Common Stock and approximately 64.2% of the total outstanding votes of the Common Stock as a single class.

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Heather Wright

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 43,981*

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 43,981*

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 43,981*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐ Not Applicable

13.	Percent of Class Represented by Amount in Row (11) Approximately 0.1%**

14.	Type of Reporting Person (See Instructions) IN

*  Includes 971 shares of Class A Common Stock held in Ms. Wright’s 401(k) account, 11,150 shares of Class A Common Stock issuable upon the exercise of stock options and 31,860 Loan Program Exchange Shares.  The Reporting Persons (as defined under Item 2 of this Amendment No. 2 to Schedule 13D) may be deemed to be a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and therefore each Reporting Person may be deemed to beneficially own the shares held by all other Reporting Persons.  The aggregate number of shares beneficially owned by all of the Reporting Persons is 11,322,095, which includes 8,489,454 shares of Class B Common Stock and 558,456 shares of Class A Common Stock issuable upon the exercise of options that are exercisable within 60 days.

**  The denominator is based on:  (i) 51,841,390 shares of Class A Common Stock outstanding as of October 31, 2005, as stated on the facing page of Insight’s Form 10-Q for the quarter ended September 30, 2005; and (ii) 11,150 shares of Class A Common Stock issuable upon the exercise of stock options.  The shares deemed to be beneficially owned by Ms. Wright represent less than one-tenth of one percent of the total outstanding votes of the Common Stock as a single class.  The aggregate shares of Common Stock beneficially owned by all of the Reporting Persons represent approximately 5.5% of the outstanding shares of Class A Common Stock, 100% of the outstanding shares of Class B Common Stock and approximately 64.2% of the total outstanding votes of the Common Stock as a single class.

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Gregory B. Graff

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 30,682*

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 30,682*

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 30,682*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐ Not Applicable

13.	Percent of Class Represented by Amount in Row (11) Approximately 0.1%**

14.	Type of Reporting Person (See Instructions) IN

*  Includes 2,987 shares of Class A Common Stock held personally by Mr. Graff, 1,195 shares of Class A Common Stock held in his 401(k) account and 26,500 shares of Class A Common Stock issuable upon the exercise of stock options.  The Reporting Persons (as defined under Item 2 of this Amendment No. 2 to Schedule 13D) may be deemed to be a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and therefore each Reporting Person may be deemed to beneficially own the shares held by all other Reporting Persons.  The aggregate number of shares beneficially owned by all of the Reporting Persons is 11,322,095, which includes 8,489,454 shares of Class B Common Stock and 558,456 shares of Class A Common Stock issuable upon the exercise of options that are exercisable within 60 days.

**  The denominator is based on:  (i) 51,841,390 shares of Class A Common Stock outstanding as of October 31, 2005, as stated on the facing page of Insight’s Form 10-Q for the quarter ended September 30, 2005; and (ii) 26,500 shares of Class A Common Stock issuable upon the exercise of stock options.  The shares deemed to be beneficially owned by Mr. Graff represent less than one-tenth of one percent of the total outstanding votes of the Common Stock as a single class.  The aggregate shares of Common Stock beneficially owned by all of the Reporting Persons represent approximately 5.5% of the outstanding shares of Class A Common Stock, 100% of the outstanding shares of Class B Common Stock and approximately 64.2% of the total outstanding votes of the Common Stock as a single class.

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) John W. Hutton

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 27,475*

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 27,475*

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 27,475*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐ Not Applicable

13.	Percent of Class Represented by Amount in Row (11) Approximately 0.1%**

14.	Type of Reporting Person (See Instructions) IN

*  Includes 2,000 shares of Class A Common Stock held personally by Mr. Hutton, 1,529 shares of Class A Common Stock held in his 401(k) account and 23,946 shares of Class A Common Stock issuable upon the exercise of stock options.  The Reporting Persons (as defined under Item 2 of this Amendment No. 2 to Schedule 13D) may be deemed to be a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and therefore each Reporting Person may be deemed to beneficially own the shares held by all other Reporting Persons.  The aggregate number of shares beneficially owned by all of the Reporting Persons is 11,322,095, which includes 8,489,454 shares of Class B Common Stock and 558,456 shares of Class A Common Stock issuable upon the exercise of options that are exercisable within 60 days.

**  The denominator is based on:  (i) 51,841,390 shares of Class A Common Stock outstanding as of October 31, 2005, as stated on the facing page of Insight’s Form 10-Q for the quarter ended September 30, 2005; and (ii) 23,946 shares of Class A Common Stock issuable upon the exercise of stock options.  The shares deemed to be beneficially owned by Mr. Hutton represent less than one-tenth of one percent of the total outstanding votes of the Common Stock as a single class.  The aggregate shares of Common Stock beneficially owned by all of the Reporting Persons represent approximately 5.5% of the outstanding shares of Class A Common Stock, 100% of the outstanding shares of Class B Common Stock and approximately 64.2% of the total outstanding votes of the Common Stock as a single class.

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) James D. Morgan

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 26,775*

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 26,775*

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 26,775*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐ Not Applicable

13.	Percent of Class Represented by Amount in Row (11) Approximately 0.0%**

14.	Type of Reporting Person (See Instructions) IN

*  Includes 1,075 shares of Class A Common Stock held personally by Mr. Morgan, 700 shares of Class A Common Stock held in his 401(k) account and 25,000 shares of Class A Common Stock issuable upon the exercise of stock options.  The Reporting Persons (as defined under Item 2 of this Amendment No. 2 to Schedule 13D) may be deemed to be a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and therefore each Reporting Person may be deemed to beneficially own the shares held by all other Reporting Persons.  The aggregate number of shares beneficially owned by all of the Reporting Persons is 11,322,095, which includes 8,489,454 shares of Class B Common Stock and 558,456 shares of Class A Common Stock issuable upon the exercise of options that are exercisable within 60 days.

**  The denominator is based on:  (i) 51,841,390 shares of Class A Common Stock outstanding as of October 31, 2005, as stated on the facing page of Insight’s Form 10-Q for the quarter ended September 30, 2005; and (ii) 25,000 shares of Class A Common Stock issuable upon the exercise of stock options.  The shares deemed to be beneficially owned by Mr. Morgan represent less than one-tenth of one percent of the total outstanding votes of the Common Stock as a single class.  The aggregate shares of Common Stock beneficially owned by all of the Reporting Persons represent approximately 5.5% of the outstanding shares of Class A Common Stock, 100% of the outstanding shares of Class B Common Stock and approximately 64.2% of the total outstanding votes of the Common Stock as a single class.

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Walter Kelly

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 19,383*

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 19,383*

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 19,383*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐ Not Applicable

13.	Percent of Class Represented by Amount in Row (11) Approximately 0.0%**

14.	Type of Reporting Person (See Instructions) IN

*  Includes 528 shares of Class A Common Stock held personally by Mr. Kelly, 930 shares of Class A Common Stock held in his 401(k) account and 17,925 shares of Class A Common Stock issuable upon the exercise of stock options.  The Reporting Persons (as defined under Item 2 of this Amendment No. 2 to Schedule 13D) may be deemed to be a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and therefore each Reporting Person may be deemed to beneficially own the shares held by all other Reporting Persons.  The aggregate number of shares beneficially owned by all of the Reporting Persons is 11,322,095, which includes 8,489,454 shares of Class B Common Stock and 558,456 shares of Class A Common Stock issuable upon the exercise of options that are exercisable within 60 days.

**  The denominator is based on:  (i) 51,841,390 shares of Class A Common Stock outstanding as of October 31, 2005, as stated on the facing page of Insight’s Form 10-Q for the quarter ended September 30, 2005; and (ii) 17,925 shares of Class A Common Stock issuable upon the exercise of stock options.  The shares deemed to be beneficially owned by Mr. Kelly represent less than one-tenth of one percent of the total outstanding votes of the Common Stock as a single class.  The aggregate shares of Common Stock beneficially owned by all of the Reporting Persons represent approximately 5.5% of the outstanding shares of Class A Common Stock, 100% of the outstanding shares of Class B Common Stock and approximately 64.2% of the total outstanding votes of the Common Stock as a single class.

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Dan McComas

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 5,515*

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 5,515*

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,515*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐ Not Applicable

13.	Percent of Class Represented by Amount in Row (11) Approximately 0.0%**

14.	Type of Reporting Person (See Instructions) IN

*  Includes 1,500 shares of Class A Common Stock held personally by Mr. McComas, 765 shares of Class A Common Stock held in his 401(k) account and 3,250 shares of Class A Common Stock issuable upon the exercise of stock options.  The Reporting Persons (as defined under Item 2 of this Amendment No. 2 to Schedule 13D) may be deemed to be a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and therefore each Reporting Person may be deemed to beneficially own the shares held by all other Reporting Persons.  The aggregate number of shares beneficially owned by all of the Reporting Persons is 11,322,095, which includes 8,489,454 shares of Class B Common Stock and 558,456 shares of Class A Common Stock issuable upon the exercise of options that are exercisable within 60 days.

**  The denominator is based on:  (i) 51,841,390 shares of Class A Common Stock outstanding as of October 31, 2005, as stated on the facing page of Insight’s Form 10-Q for the quarter ended September 30, 2005; and (ii) 3,250 shares of Class A Common Stock issuable upon the exercise of stock options.  The shares deemed to be beneficially owned by Mr. McComas represent less than one-tenth of one percent of the total outstanding votes of the Common Stock as a single class.  The aggregate shares of Common Stock beneficially owned by all of the Reporting Persons represent approximately 5.5% of the outstanding shares of Class A Common Stock, 100% of the outstanding shares of Class B Common Stock and approximately 64.2% of the total outstanding votes of the Common Stock as a single class.

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Nancy Askin

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 24,081

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 24,081

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 24,081

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐ Not Applicable

13.	Percent of Class Represented by Amount in Row (11) 0.0%*

14.	Type of Reporting Person (See Instructions) IN

*  The denominator is based on 51,841,390 shares of Class A Common Stock outstanding as of October 31, 2005, as stated on the facing page of Insight’s Form 10-Q for the quarter ended September 30, 2005.  The Reporting Persons (as defined under Item 2 of this Amendment No. 2 to Schedule 13D) may be deemed to be a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and therefore each Reporting Person may be deemed to beneficially own the shares held by all other Reporting Persons.  The aggregate number of shares beneficially owned by all of the Reporting Persons is 11,322,095, which includes 8,489,454 shares of Class B Common Stock and 558,456 shares of Class A Common Stock issuable upon the exercise of options that are exercisable within 60 days.

The shares deemed to be beneficially owned by Ms. Askin represent less than one-tenth of one percent of the total outstanding votes of the Common Stock as a single class.  The aggregate shares of Common Stock beneficially owned by all of the Reporting Persons represent approximately 5.5% of the outstanding shares of Class A Common Stock, 100% of the outstanding shares of Class B Common Stock and approximately 64.2% of the total outstanding votes of the Common Stock as a single class.

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Helen-Mae Askin

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 20,178

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 20,178

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 20,178

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐ Not Applicable

13.	Percent of Class Represented by Amount in Row (11) 0.0%*

14.	Type of Reporting Person (See Instructions) IN

*  The denominator is based on 51,841,390 shares of Class A Common Stock outstanding as of October 31, 2005, as stated on the facing page of Insight’s Form 10-Q for the quarter ended September 30, 2005.  The Reporting Persons (as defined under Item 2 of this Amendment No. 2 to Schedule 13D) may be deemed to be a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and therefore each Reporting Person may be deemed to beneficially own the shares held by all other Reporting Persons. The aggregate number of shares beneficially owned by all of the Reporting Persons is 11,322,095, which includes 8,489,454 shares of Class B Common Stock and 558,456 shares of Class A Common Stock issuable upon the exercise of options that are exercisable within 60 days.

The shares deemed to be beneficially owned by Ms. Askin represent less than one-tenth of one percent of the total outstanding votes of the Common Stock as a single class.  The aggregate shares of Common Stock beneficially owned by all of the Reporting Persons represent approximately 5.5% of the outstanding shares of Class A Common Stock, 100% of the outstanding shares of Class B Common Stock and approximately 64.2% of the total outstanding votes of the Common Stock as a single class.

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Seymour R. Askin, Jr.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 206,625

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 206,625

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 206,625

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐ Not Applicable

13.	Percent of Class Represented by Amount in Row (11) 0.4%*

14.	Type of Reporting Person (See Instructions) IN

*  The denominator is based on 51,841,390 shares of Class A Common Stock outstanding as of October 31, 2005, as stated on the facing page of Insight’s Form 10-Q for the quarter ended September 30, 2005.  The Reporting Persons (as defined under Item 2 of this Amendment No. 2 to Schedule 13D) may be deemed to be a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and therefore each Reporting Person may be deemed to beneficially own the shares held by all other Reporting Persons.  The aggregate number of shares beneficially owned by all of the Reporting Persons is 11,322,095, which includes 8,489,454 shares of Class B Common Stock and 558,456 shares of Class A Common Stock issuable upon the exercise of options that are exercisable within 60 days.

The shares deemed to be beneficially owned by Mr. Askin represent approximately 0.2 percent of the total outstanding votes of the Common Stock as a single class.   The aggregate shares of Common Stock beneficially owned by all of the Reporting Persons represent approximately 5.5% of the outstanding shares of Class A Common Stock, 100% of the outstanding shares of Class B Common Stock and approximately 64.2% of the total outstanding votes of the Common Stock as a single class.

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Mara R. Bannard

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 10,170

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 10,170

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,170

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐ Not Applicable

13.	Percent of Class Represented by Amount in Row (11) 0.0%*

14.	Type of Reporting Person (See Instructions) IN

*  The denominator is based on 51,841,390 shares of Class A Common Stock outstanding as of October 31, 2005, as stated on the facing page of Insight’s Form 10-Q for the quarter ended September 30, 2005.  The Reporting Persons (as defined under Item 2 of this Amendment No. 2 to Schedule 13D) may be deemed to be a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and therefore each Reporting Person may be deemed to beneficially own the shares held by all other Reporting Persons.  The aggregate number of shares beneficially owned by all of the Reporting Persons is 11,322,095, which includes 8,489,454 shares of Class B Common Stock and 558,456 shares of Class A Common Stock issuable upon the exercise of options that are exercisable within 60 days.

The shares deemed to be beneficially owned by Ms. Bannard represent less than one-tenth of one percent of the total outstanding votes of the Common Stock as a single class.  The aggregate shares of Common Stock beneficially owned by all of the Reporting Persons represent approximately 5.5% of the outstanding shares of Class A Common Stock, 100% of the outstanding shares of Class B Common Stock and approximately 64.2% of the total outstanding votes of the Common Stock as a single class.

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Ann Bernhard

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 1,000

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 1,000

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,000

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐ Not Applicable

13.	Percent of Class Represented by Amount in Row (11) 0.0%*

14.	Type of Reporting Person (See Instructions) IN

*  The denominator is based on 51,841,390 shares of Class A Common Stock outstanding as of October 31, 2005, as stated on the facing page of Insight’s Form 10-Q for the quarter ended September 30, 2005.  The Reporting Persons (as defined under Item 2 of this Amendment No. 2 to Schedule 13D) may be deemed to be a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and therefore each Reporting Person may be deemed to beneficially own the shares held by all other Reporting Persons.  The aggregate number of shares beneficially owned by all of the Reporting Persons is 11,322,095, which includes 8,489,454 shares of Class B Common Stock and 558,456 shares of Class A Common Stock issuable upon the exercise of options that are exercisable within 60 days.

The shares deemed to be beneficially owned by Ms. Bernhard represent less than one-tenth of one percent of the total outstanding votes of the Common Stock as a single class.  The aggregate shares of Common Stock beneficially owned by all of the Reporting Persons represent approximately 5.5% of the outstanding shares of Class A Common Stock, 100% of the outstanding shares of Class B Common Stock and approximately 64.2% of the total outstanding votes of the Common Stock as a single class.

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Gerold Bezzenberger

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization Germany

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 50,000

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 50,000

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 50,000

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐ Not Applicable

13.	Percent of Class Represented by Amount in Row (11) 0.1%*

14.	Type of Reporting Person (See Instructions) IN

*  The denominator is based on 51,841,390 shares of Class A Common Stock outstanding as of October 31, 2005, as stated on the facing page of Insight’s Form 10-Q for the quarter ended September 30, 2005.  The Reporting Persons (as defined under Item 2 of this Amendment No. 2 to Schedule 13D) may be deemed to be a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and therefore each Reporting Person may be deemed to beneficially own the shares held by all other Reporting Persons.  The aggregate number of shares beneficially owned by all of the Reporting Persons is 11,322,095, which includes 8,489,454 shares of Class B Common Stock and 558,456 shares of Class A Common Stock issuable upon the exercise of options that are exercisable within 60 days.

The shares deemed to be beneficially owned by Mr. Bezzenberger represent less than one-tenth of one percent of the total outstanding votes of the Common Stock as a single class.  The aggregate shares of Common Stock beneficially owned by all of the Reporting Persons represent approximately 5.5% of the outstanding shares of Class A Common Stock, 100% of the outstanding shares of Class B Common Stock and approximately 64.2% of the total outstanding votes of the Common Stock as a single class.

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Victoria Hamilton

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 22,000

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 22,000

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 22,000

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐ Not Applicable

13.	Percent of Class Represented by Amount in Row (11) 0.0%*

14.	Type of Reporting Person (See Instructions) IN

*  The denominator is based on 51,841,390 shares of Class A Common Stock outstanding as of October 31, 2005, as stated on the facing page of Insight’s Form 10-Q for the quarter ended September 30, 2005.  The Reporting Persons (as defined under Item 2 of this Amendment No. 2 to Schedule 13D) may be deemed to be a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and therefore each Reporting Person may be deemed to beneficially own the shares held by all other Reporting Persons.  The aggregate number of shares beneficially owned by all of the Reporting Persons is 11,322,095, which includes 8,489,454 shares of Class B Common Stock and 558,456 shares of Class A Common Stock issuable upon the exercise of options that are exercisable within 60 days.

The shares deemed to be beneficially owned by Ms. Hamilton represent less than one-tenth of one percent of the total outstanding votes of the Common Stock as a single class.  The aggregate shares of Common Stock beneficially owned by all of the Reporting Persons represent approximately 5.5% of the outstanding shares of Class A Common Stock, 100% of the outstanding shares of Class B Common Stock and approximately 64.2% of the total outstanding votes of the Common Stock as a single class.

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) K. David Isaacs

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 1,500

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 1,500

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,500

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐ Not Applicable

13.	Percent of Class Represented by Amount in Row (11) 0.0%*

14.	Type of Reporting Person (See Instructions) IN

*  The denominator is based on 51,841,390 shares of Class A Common Stock outstanding as of October 31, 2005, as stated on the facing page of Insight’s Form 10-Q for the quarter ended September 30, 2005.  The Reporting Persons (as defined under Item 2 of this Amendment No. 2 to Schedule 13D) may be deemed to be a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and therefore each Reporting Person may be deemed to beneficially own the shares held by all other Reporting Persons.  The aggregate number of shares beneficially owned by all of the Reporting Persons is 11,322,095, which includes 8,489,454 shares of Class B Common Stock and 558,456 shares of Class A Common Stock issuable upon the exercise of options that are exercisable within 60 days.

The shares deemed to be beneficially owned by Mr. Isaacs represent less than one-tenth of one percent of the total outstanding votes of the Common Stock as a single class.  The aggregate shares of Common Stock beneficially owned by all of the Reporting Persons represent approximately 5.5% of the outstanding shares of Class A Common Stock, 100% of the outstanding shares of Class B Common Stock and approximately 64.2% of the total outstanding votes of the Common Stock as a single class.

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Kaufman Family Interests L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 171,140

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 171,140

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 171,140

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐ Not Applicable

13.	Percent of Class Represented by Amount in Row (11) 0.3%*

14.	Type of Reporting Person (See Instructions) PN

*  The denominator is based on 51,841,390 shares of Class A Common Stock outstanding as of October 31, 2005, as stated on the facing page of Insight’s Form 10-Q for the quarter ended September 30, 2005.  The Reporting Persons (as defined under Item 2 of this Amendment No. 2 to Schedule 13D) may be deemed to be a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and therefore each Reporting Person may be deemed to beneficially own the shares held by all other Reporting Persons. The aggregate number of shares beneficially owned by all of the Reporting Persons is 11,322,095, which includes 8,489,454 shares of Class B Common Stock and 558,456 shares of Class A Common Stock issuable upon the exercise of options that are exercisable within 60 days.

The shares deemed to be beneficially owned by Kaufman Family Interests L.P. represent approximately 0.1 percent of the total outstanding votes of the Common Stock as a single class.  The aggregate shares of Common Stock beneficially owned by all of the Reporting Persons represent approximately 5.5% of the outstanding shares of Class A Common Stock, 100% of the outstanding shares of Class B Common Stock and approximately 64.2% of the total outstanding votes of the Common Stock as a single class.

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Mercedes Kaufman, as trustee under Betty K. Weinberger Trust

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 66,046

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 66,046

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 66,046

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐ Not Applicable

13.	Percent of Class Represented by Amount in Row (11) 0.1%*

14.	Type of Reporting Person (See Instructions) OO

*  The denominator is based on 51,841,390 shares of Class A Common Stock outstanding as of October 31, 2005, as stated on the facing page of Insight’s Form 10-Q for the quarter ended September 30, 2005.  The Reporting Persons (as defined under Item 2 of this Amendment No. 2 to Schedule 13D) may be deemed to be a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and therefore each Reporting Person may be deemed to beneficially own the shares held by all other Reporting Persons.  The aggregate number of shares beneficially owned by all of the Reporting Persons is 11,322,095, which includes 8,489,454 shares of Class B Common Stock and 558,456 shares of Class A Common Stock issuable upon the exercise of options that are exercisable within 60 days.

The shares deemed to be beneficially owned by the Betty K. Weinberger Trust represent less than one-tenth of one percent of the total outstanding votes of the Common Stock as a single class.  The aggregate shares of Common Stock beneficially owned by all of the Reporting Persons represent approximately 5.5% of the outstanding shares of Class A Common Stock, 100% of the outstanding shares of Class B Common Stock and approximately 64.2% of the total outstanding votes of the Common Stock as a single class.

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Jeffrey A. Kaufman

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 34,775

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 34,775

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 34,775

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐ Not Applicable

13.	Percent of Class Represented by Amount in Row (11) 0.1%*

14.	Type of Reporting Person (See Instructions) IN

*  The denominator is based on 51,841,390 shares of Class A Common Stock outstanding as of October 31, 2005, as stated on the facing page of Insight’s Form 10-Q for the quarter ended September 30, 2005.  The Reporting Persons (as defined under Item 2 of this Amendment No. 2 to Schedule 13D) may be deemed to be a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and therefore each Reporting Person may be deemed to beneficially own the shares held by all other Reporting Persons.  The aggregate number of shares beneficially owned by all of the Reporting Persons is 11,322,095, which includes 8,489,454 shares of Class B Common Stock and 558,456 shares of Class A Common Stock issuable upon the exercise of options that are exercisable within 60 days.

The shares deemed to be beneficially owned by Mr. Kaufman represent less than one-tenth of one percent of the total outstanding votes of the Common Stock as a single class.  The aggregate shares of Common Stock beneficially owned by all of the Reporting Persons represent approximately 5.5% of the outstanding shares of Class A Common Stock, 100% of the outstanding shares of Class B Common Stock and approximately 64.2% of the total outstanding votes of the Common Stock as a single class.

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Jonathan A. Kaufman

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 28,521

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 28,521

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 28,521

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐ Not Applicable

13.	Percent of Class Represented by Amount in Row (11) 0.1%*

14.	Type of Reporting Person (See Instructions) IN

*  The denominator is based on 51,841,390 shares of Class A Common Stock outstanding as of October 31, 2005, as stated on the facing page of Insight’s Form 10-Q for the quarter ended September 30, 2005.  The Reporting Persons (as defined under Item 2 of this Amendment No. 2 to Schedule 13D) may be deemed to be a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and therefore each Reporting Person may be deemed to beneficially own the shares held by all other Reporting Persons.  The aggregate number of shares beneficially owned by all of the Reporting Persons is 11,322,095, which includes 8,489,454 shares of Class B Common Stock and 558,456 shares of Class A Common Stock issuable upon the exercise of options that are exercisable within 60 days.

The shares deemed to be beneficially owned by Mr. Kaufman represent less than one-tenth of one percent of the total outstanding votes of the Common Stock as a single class.  The aggregate shares of Common Stock beneficially owned by all of the Reporting Persons represent approximately 5.5% of the outstanding shares of Class A Common Stock, 100% of the outstanding shares of Class B Common Stock and approximately 64.2% of the total outstanding votes of the Common Stock as a single class.

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Alan H. Kempner III

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 264,377

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 264,377

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 264,377

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐ Not Applicable

13.	Percent of Class Represented by Amount in Row (11) 0.5%*

14.	Type of Reporting Person (See Instructions) IN

*  The denominator is based on 51,841,390 shares of Class A Common Stock outstanding as of October 31, 2005, as stated on the facing page of Insight’s Form 10-Q for the quarter ended September 30, 2005.  The Reporting Persons (as defined under Item 2 of this Amendment No. 2 to Schedule 13D) may be deemed to be a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and therefore each Reporting Person may be deemed to beneficially own the shares held by all other Reporting Persons.  The aggregate number of shares beneficially owned by all of the Reporting Persons is 11,322,095, which includes 8,489,454 shares of Class B Common Stock and 558,456 shares of Class A Common Stock issuable upon the exercise of options that are exercisable within 60 days.

The shares deemed to be beneficially owned by Alan H. Kempner III represent approximately 0.2 percent of the total outstanding votes of the Common Stock as a single class.  The aggregate shares of Common Stock beneficially owned by all of the Reporting Persons represent approximately 5.5% of the outstanding shares of Class A Common Stock, 100% of the outstanding shares of Class B Common Stock and approximately 64.2% of the total outstanding votes of the Common Stock as a single class.

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Michael Coleman Kempner

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 15,068

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 15,068

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 15,068

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐ Not Applicable

13.	Percent of Class Represented by Amount in Row (11) 0.0%*

14.	Type of Reporting Person (See Instructions) IN

*  The denominator is based on 51,841,390 shares of Class A Common Stock outstanding as of October 31, 2005, as stated on the facing page of Insight’s Form 10-Q for the quarter ended September 30, 2005.  The Reporting Persons (as defined under Item 2 of this Amendment No. 2 to Schedule 13D) may be deemed to be a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and therefore each Reporting Person may be deemed to beneficially own the shares held by all other Reporting Persons.  The aggregate number of shares beneficially owned by all of the Reporting Persons is 11,322,095, which includes 8,489,454 shares of Class B Common Stock and 558,456 shares of Class A Common Stock issuable upon the exercise of options that are exercisable within 60 days.

The shares deemed to be beneficially owned by Michael Kempner represent less than one-tenth of one percent of the total outstanding votes of the Common Stock as a single class.  The aggregate shares of Common Stock beneficially owned by all of the Reporting Persons represent approximately 5.5% of the outstanding shares of Class A Common Stock, 100% of the outstanding shares of Class B Common Stock and approximately 64.2% of the total outstanding votes of the Common Stock as a single class.

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Michael Ward, as trustee under the Michael Coleman Kempner Trust U/A 5/19/64

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 10,026

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 10,026

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,026

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐ Not Applicable

13.	Percent of Class Represented by Amount in Row (11) 0.0%*

14.	Type of Reporting Person (See Instructions) OO

*  The denominator is based on 51,841,390 shares of Class A Common Stock outstanding as of October 31, 2005, as stated on the facing page of Insight’s Form 10-Q for the quarter ended September 30, 2005.  The Reporting Persons (as defined under Item 2 of this Amendment No. 2 to Schedule 13D) may be deemed to be a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and therefore each Reporting Person may be deemed to beneficially own the shares held by all other Reporting Persons. The aggregate number of shares beneficially owned by all of the Reporting Persons is 11,322,095, which includes 8,489,454 shares of Class B Common Stock and 558,456 shares of Class A Common Stock issuable upon the exercise of options that are exercisable within 60 days.

The shares deemed to be beneficially owned by the Michael Coleman Kempner Trust U/A 5/19/64 represent less than one-tenth of one percent of the total outstanding votes of the Common Stock as a single class.  The aggregate shares of Common Stock beneficially owned by all of the Reporting Persons represent approximately 5.5% of the outstanding shares of Class A Common Stock, 100% of the outstanding shares of Class B Common Stock and approximately 64.2% of the total outstanding votes of the Common Stock as a single class.

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Doris Kempner

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 30,306

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 30,306

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 30,306

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐ Not Applicable

13.	Percent of Class Represented by Amount in Row (11) 0.1%*

14.	Type of Reporting Person (See Instructions) IN

*  The denominator is based on 51,841,390 shares of Class A Common Stock outstanding as of October 31, 2005, as stated on the facing page of Insight’s Form 10-Q for the quarter ended September 30, 2005.  The Reporting Persons (as defined under Item 2 of this Amendment No. 2 to Schedule 13D) may be deemed to be a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and therefore each Reporting Person may be deemed to beneficially own the shares held by all other Reporting Persons.  The aggregate number of shares beneficially owned by all of the Reporting Persons is 11,322,095, which includes 8,489,454 shares of Class B Common Stock and 558,456 shares of Class A Common Stock issuable upon the exercise of options that are exercisable within 60 days.

The shares deemed to be beneficially owned by Doris Kempner represent less than one-tenth of one percent of the total outstanding votes of the Common Stock as a single class.  The aggregate shares of Common Stock beneficially owned by all of the Reporting Persons represent approximately 5.5% of the outstanding shares of Class A Common Stock, 100% of the outstanding shares of Class B Common Stock and approximately 64.2% of the total outstanding votes of the Common Stock as a single class.

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Judith M. Bishop, as trustee under the Carl Loeb Kempner, Jr. Trust U/A 5/19/64

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 9,526

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 9,526

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 9,526

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐ Not Applicable

13.	Percent of Class Represented by Amount in Row (11) 0.0%*

14.	Type of Reporting Person (See Instructions) OO

*  The denominator is based on 51,841,390 shares of Class A Common Stock outstanding as of October 31, 2005, as stated on the facing page of Insight’s Form 10-Q for the quarter ended September 30, 2005.  The Reporting Persons (as defined under Item 2 of this Amendment No. 2 to Schedule 13D) may be deemed to be a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and therefore each Reporting Person may be deemed to beneficially own the shares held by all other Reporting Persons.  The aggregate number of shares beneficially owned by all of the Reporting Persons is 11,322,095, which includes 8,489,454 shares of Class B Common Stock and 558,456 shares of Class A Common Stock issuable upon the exercise of options that are exercisable within 60 days.

The shares deemed to be beneficially owned by the Carl Loeb Kempner, Jr. Trust U/A 5/19/64 represent less than one-tenth of one percent of the total outstanding votes of the Common Stock as a single class.  The aggregate shares of Common Stock beneficially owned by all of the Reporting Persons represent approximately 5.5% of the outstanding shares of Class A Common Stock, 100% of the outstanding shares of Class B Common Stock and approximately 64.2% of the total outstanding votes of the Common Stock as a single class.

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Mary L. Umlauf, as trustee under the Kathryn Kempner Poteat Trust U/A 5/19/64

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 11,526

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 11,526

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 11,526

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐ Not Applicable

13.	Percent of Class Represented by Amount in Row (11) 0.0%*

14.	Type of Reporting Person (See Instructions) OO

*  The denominator is based on 51,841,390 shares of Class A Common Stock outstanding as of October 31, 2005, as stated on the facing page of Insight’s Form 10-Q for the quarter ended September 30, 2005.  The Reporting Persons (as defined under Item 2 of this Amendment No. 2 to Schedule 13D) may be deemed to be a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and therefore each Reporting Person may be deemed to beneficially own the shares held by all other Reporting Persons.  The aggregate number of shares beneficially owned by all of the Reporting Persons is 11,322,095, which includes 8,489,454 shares of Class B Common Stock and 558,456 shares of Class A Common Stock issuable upon the exercise of options that are exercisable within 60 days.

The shares deemed to be beneficially owned by the Kathryn Kempner Poteat Trust U/A 5/19/64 represent less than one-tenth of one percent of the total outstanding votes of the Common Stock as a single class.  The aggregate shares of Common Stock beneficially owned by all of the Reporting Persons represent approximately 5.5% of the outstanding shares of Class A Common Stock, 100% of the outstanding shares of Class B Common Stock and approximately 64.2% of the total outstanding votes of the Common Stock as a single class.

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) John S. Scherlis

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 5,000

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 5,000

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,000

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐ Not Applicable

13.	Percent of Class Represented by Amount in Row (11) 0.0%*

14.	Type of Reporting Person (See Instructions) IN

*  The denominator is based on 51,841,390 shares of Class A Common Stock outstanding as of October 31, 2005, as stated on the facing page of Insight’s Form 10-Q for the quarter ended September 30, 2005.  The Reporting Persons (as defined under Item 2 of this Amendment No. 2 to Schedule 13D) may be deemed to be a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and therefore each Reporting Person may be deemed to beneficially own the shares held by all other Reporting Persons.  The aggregate number of shares beneficially owned by all of the Reporting Persons is 11,322,095, which includes 8,489,454 shares of Class B Common Stock and 558,456 shares of Class A Common Stock issuable upon the exercise of options that are exercisable within 60 days.

The shares deemed to be beneficially owned by John S. Scherlis represent less than one-tenth of one percent of the total outstanding votes of the Common Stock as a single class.  The aggregate shares of Common Stock beneficially owned by all of the Reporting Persons represent approximately 5.5% of the outstanding shares of Class A Common Stock, 100% of the outstanding shares of Class B Common Stock and approximately 64.2% of the total outstanding votes of the Common Stock as a single class.

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Leonard and Barbara Scherlis

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 16,974

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 16,974

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 16,974

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐ Not Applicable

13.	Percent of Class Represented by Amount in Row (11) 0.0%*

14.	Type of Reporting Person (See Instructions) IN

*  The denominator is based on 51,841,390 shares of Class A Common Stock outstanding as of October 31, 2005, as stated on the facing page of Insight’s Form 10-Q for the quarter ended September 30, 2005.  The Reporting Persons (as defined under Item 2 of this Amendment No. 2 to Schedule 13D) may be deemed to be a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and therefore each Reporting Person may be deemed to beneficially own the shares held by all other Reporting Persons.  The aggregate number of shares beneficially owned by all of the Reporting Persons is 11,322,095, which includes 8,489,454 shares of Class B Common Stock and 558,456 shares of Class A Common Stock issuable upon the exercise of options that are exercisable within 60 days.

The shares deemed to be beneficially owned by Leonard and Barbara Scherlis represent less than one-tenth of one percent of the total outstanding votes of the Common Stock as a single class.  The aggregate shares of Common Stock beneficially owned by all of the Reporting Persons represent approximately 5.5% of the outstanding shares of Class A Common Stock, 100% of the outstanding shares of Class B Common Stock and approximately 64.2% of the total outstanding votes of the Common Stock as a single class.

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Lillian C. Scherlis

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 1,836

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 1,836

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,836

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐ Not Applicable

13.	Percent of Class Represented by Amount in Row (11) 0.0%*

14.	Type of Reporting Person (See Instructions) IN

*  The denominator is based on 51,841,390 shares of Class A Common Stock outstanding as of October 31, 2005, as stated on the facing page of Insight’s Form 10-Q for the quarter ended September 30, 2005.  The Reporting Persons (as defined under Item 2 of this Amendment No. 2 to Schedule 13D) may be deemed to be a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and therefore each Reporting Person may be deemed to beneficially own the shares held by all other Reporting Persons.  The aggregate number of shares beneficially owned by all of the Reporting Persons is 11,322,095, which includes 8,489,454 shares of Class B Common Stock and 558,456 shares of Class A Common Stock issuable upon the exercise of options that are exercisable within 60 days.

The shares deemed to be beneficially owned by Lillian C. Scherlis represent less than one-tenth of one percent of the total outstanding votes of the Common Stock as a single class.  The aggregate shares of Common Stock beneficially owned by all of the Reporting Persons represent approximately 5.5% of the outstanding shares of Class A Common Stock, 100% of the outstanding shares of Class B Common Stock and approximately 64.2% of the total outstanding votes of the Common Stock as a single class.

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Sophia G. Scherlis

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 1,836

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 1,836

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,836

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐ Not Applicable

13.	Percent of Class Represented by Amount in Row (11) 0.0%*

14.	Type of Reporting Person (See Instructions) IN

*  The denominator is based on 51,841,390 shares of Class A Common Stock outstanding as of October 31, 2005, as stated on the facing page of Insight’s Form 10-Q for the quarter ended September 30, 2005.  The Reporting Persons (as defined under Item 2 of this Amendment No. 2 to Schedule 13D) may be deemed to be a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and therefore each Reporting Person may be deemed to beneficially own the shares held by all other Reporting Persons.  The aggregate number of shares beneficially owned by all of the Reporting Persons is 11,322,095, which includes 8,489,454 shares of Class B Common Stock and 558,456 shares of Class A Common Stock issuable upon the exercise of options that are exercisable within 60 days.

The shares deemed to be beneficially owned by Sophia G. Scherlis represent less than one-tenth of one percent of the total outstanding votes of the Common Stock as a single class.  The aggregate shares of Common Stock beneficially owned by all of the Reporting Persons represent approximately 5.5% of the outstanding shares of Class A Common Stock, 100% of the outstanding shares of Class B Common Stock and approximately 64.2% of the total outstanding votes of the Common Stock as a single class.

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Thomas G. Scherlis

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 1,836

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 1,836

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,836

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐ Not Applicable

13.	Percent of Class Represented by Amount in Row (11) 0.0%*

14.	Type of Reporting Person (See Instructions) IN

*  The denominator is based on 51,841,390 shares of Class A Common Stock outstanding as of October 31, 2005, as stated on the facing page of Insight’s Form 10-Q for the quarter ended September 30, 2005.  The Reporting Persons (as defined under Item 2 of this Amendment No. 2 to Schedule 13D) may be deemed to be a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and therefore each Reporting Person may be deemed to beneficially own the shares held by all other Reporting Persons.  The aggregate number of shares beneficially owned by all of the Reporting Persons is 11,322,095, which includes 8,489,454 shares of Class B Common Stock and 558,456 shares of Class A Common Stock issuable upon the exercise of options that are exercisable within 60 days.

The shares deemed to be beneficially owned by Thomas G. Scherlis represent less than one-tenth of one percent of the total outstanding votes of the Common Stock as a single class.  The aggregate shares of Common Stock beneficially owned by all of the Reporting Persons represent approximately 5.5% of the outstanding shares of Class A Common Stock, 100% of the outstanding shares of Class B Common Stock and approximately 64.2% of the total outstanding votes of the Common Stock as a single class.

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) William L. Scherlis

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 2,404

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 2,404

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,404

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐ Not Applicable

13.	Percent of Class Represented by Amount in Row (11) 0.0%*

14.	Type of Reporting Person (See Instructions) IN

*  The denominator is based on 51,841,390 shares of Class A Common Stock outstanding as of October 31, 2005, as stated on the facing page of Insight’s Form 10-Q for the quarter ended September 30, 2005.  The Reporting Persons (as defined under Item 2 of this Amendment No. 2 to Schedule 13D) may be deemed to be a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and therefore each Reporting Person may be deemed to beneficially own the shares held by all other Reporting Persons.  The aggregate number of shares beneficially owned by all of the Reporting Persons is 11,322,095, which includes 8,489,454 shares of Class B Common Stock and 558,456 shares of Class A Common Stock issuable upon the exercise of options that are exercisable within 60 days.

The shares deemed to be beneficially owned by William L. Scherlis represent less than one-tenth of one percent of the total outstanding votes of the Common Stock as a single class.  The aggregate shares of Common Stock beneficially owned by all of the Reporting Persons represent approximately 5.5% of the outstanding shares of Class A Common Stock, 100% of the outstanding shares of Class B Common Stock and approximately 64.2% of the total outstanding votes of the Common Stock as a single class.

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Marc Nathanson

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 20,000

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 20,000

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 20,000

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐ Not Applicable

13.	Percent of Class Represented by Amount in Row (11) 0.0%*

14.	Type of Reporting Person (See Instructions) IN

*  The denominator is based on 51,841,390 shares of Class A Common Stock outstanding as of October 31, 2005, as stated on the facing page of Insight’s Form 10-Q for the quarter ended September 30, 2005.  The Reporting Persons (as defined under Item 2 of this Amendment No. 2 to Schedule 13D) may be deemed to be a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and therefore each Reporting Person may be deemed to beneficially own the shares held by all other Reporting Persons.  The aggregate number of shares beneficially owned by all of the Reporting Persons is 11,322,095, which includes 8,489,454 shares of Class B Common Stock and 558,456 shares of Class A Common Stock issuable upon the exercise of options that are exercisable within 60 days.

The shares deemed to be beneficially owned by Marc Nathanson represent less than one-tenth of one percent of the total outstanding votes of the Common Stock as a single class.  The aggregate shares of Common Stock beneficially owned by all of the Reporting Persons represent approximately 5.5% of the outstanding shares of Class A Common Stock, 100% of the outstanding shares of Class B Common Stock and approximately 64.2% of the total outstanding votes of the Common Stock as a single class.

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Arthur Shulman

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 16,800

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 16,800

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 16,800

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐ Not Applicable

13.	Percent of Class Represented by Amount in Row (11) 0.0%*

14.	Type of Reporting Person (See Instructions) IN

*  The denominator is based on 51,841,390 shares of Class A Common Stock outstanding as of October 31, 2005, as stated on the facing page of Insight’s Form 10-Q for the quarter ended September 30, 2005.  The Reporting Persons (as defined under Item 2 of this Amendment No. 2 to Schedule 13D) may be deemed to be a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and therefore each Reporting Person may be deemed to beneficially own the shares held by all other Reporting Persons.  The aggregate number of shares beneficially owned by all of the Reporting Persons is 11,322,095, which includes 8,489,454 shares of Class B Common Stock and 558,456 shares of Class A Common Stock issuable upon the exercise of options that are exercisable within 60 days.

The shares deemed to be beneficially owned by Arthur Shulman represent less than one-tenth of one percent of the total outstanding votes of the Common Stock as a single class.  The aggregate shares of Common Stock beneficially owned by all of the Reporting Persons represent approximately 5.5% of the outstanding shares of Class A Common Stock, 100% of the outstanding shares of Class B Common Stock and approximately 64.2% of the total outstanding votes of the Common Stock as a single class.

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Bruce Levy

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 13,278

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 13,278

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 13,278

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐ Not Applicable

13.	Percent of Class Represented by Amount in Row (11) 0.0%*

14.	Type of Reporting Person (See Instructions) IN

*  The denominator is based on 51,841,390 shares of Class A Common Stock outstanding as of October 31, 2005, as stated on the facing page of Insight’s Form 10-Q for the quarter ended September 30, 2005.  The Reporting Persons (as defined under Item 2 of this Amendment No. 2 to Schedule 13D) may be deemed to be a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and therefore each Reporting Person may be deemed to beneficially own the shares held by all other Reporting Persons.  The aggregate number of shares beneficially owned by all of the Reporting Persons is 11,322,095, which includes 8,489,454 shares of Class B Common Stock and 558,456 shares of Class A Common Stock issuable upon the exercise of options that are exercisable within 60 days.

The shares deemed to be beneficially owned by Bruce Levy represent less than one-tenth of one percent of the total outstanding votes of the Common Stock as a single class.  The aggregate shares of Common Stock beneficially owned by all of the Reporting Persons represent approximately 5.5% of the outstanding shares of Class A Common Stock, 100% of the outstanding shares of Class B Common Stock and approximately 64.2% of the total outstanding votes of the Common Stock as a single class.

Item 1.  Security and Issuer

The class of equity securities to which this Amendment No. 2 to Schedule 13D (this “Amendment”) relates is the Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”), of Insight Communications Company, Inc., a Delaware corporation (“Insight”).  The principal executive offices of Insight are located at 810 7th Avenue, New York, New York 10019.

Item 2.  Identity and Background

This Amendment is being filed by :

•                  Sidney R. Knafel; Andrew G. Knafel, Joshua Rubenstein and William L. Scherlis, as trustees (the “Trustees”) under Trusts F/B/O Knafel children (the “Trusts”); Michael S. Willner; James S. Marcus; Thomas L. Kempner; Andrew G. Knafel (collectively, the “Original Reporting Persons”);

•                  Nancy Askin; Helen–Mae Askin; Seymour R. Askin, Jr.; Gerold Bezzenberger; Victoria Hamilton; K. David Isaacs; Kaufman Family Interests L.P.; Mercedes Kaufman, as trustee under the Betty K. Weinberger Trust; Jeffrey A. Kaufman; Jonathan A. Kaufman; John S. Scherlis; Leonard Scherlis; Barbara Scherlis; Thomas G. Scherlis; William L. Scherlis; Lillian C. Scherlis; Sophia G. Scherlis; Ann Bernhard; Alan H. Kempner, III; Michael Coleman Kempner; Michael Ward, as trustee under the Michael Coleman Kempner Trust U/A 5/19/64; Judith M. Bishop, as trustee under the Carl Loeb Kempner, Jr. Trust U/A 5/19/64; Doris Kempner; Mary L. Umlauf, as trustee under the Kathryn Kempner Poteat Trust U/A 5/19/64; Arthur Shulman; Marc Nathanson; and Bruce Levy (collectively, the “Holdco Reporting Persons”); and

•                  John Abbot, Elliot Brecher, Pamela Euler Halling, Mary Rhodes, Elizabeth Grier, Charles E. Dietz, Daniel Mannino, Heather Wright, Gregory B. Graff, John W. Hutton, James D. Morgan, Walter Kelly, Dan DeYoung, Dan McComas and Mara Bannard (collectively, the “Rollover Investors” and together with the Original Reporting Persons and the Holdco Reporting Persons, the “Reporting Persons”).

The Reporting Persons are filing this Amendment because they may be deemed to be a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the transaction described in Item 4 of the Schedule 13D (as defined below).  Except as expressly set forth in this Amendment, each Reporting Person disclaims beneficial ownership of the shares of Class A Common Stock or Class B Common Stock of Insight, par value

$0.01 per share (the “Class B Common Stock,” and together with the Class A Common Stock, the “Common Stock”), beneficially owned by any other Reporting Person.

This Amendment amends the Schedule 13D (the “Original 13D”) filed with the Securities and Exchange Commission (the “Commission”) on March 7, 2005 as amended by Amendment No. 1 to Schedule 13D filed with the Commission on July 29, 2005 (“Amendment No. 1 to Schedule 13D” and collectively with the Original 13D and this Amendment, the “Schedule 13D”).  Except as modified herein, the Original 13D, as amended by Amendment No. 1 to Schedule 13D, is unmodified.  Capitalized terms used but not defined in this Amendment shall have the meaning given in Amendment No. 1 to Schedule 13D.

To the best knowledge of the persons filing this Amendment, the name, business address and present principal occupation or employment of each Reporting Person is set forth on Appendix A hereto, which Appendix A is incorporated by reference herein.

To the best knowledge of the persons filing this Amendment, during the last five years, none of the Reporting Persons has been convicted in any criminal proceedings (excluding traffic violations or similar misdemeanors).

To the best knowledge of the persons filing this Amendment, during the last five years, none of the Reporting Persons has been a party to any civil proceeding of a judicial or administrative body of competent jurisdiction as the result of which he or it was or is subject to any judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

To the best knowledge of the persons filing this Amendment, each Reporting Person is a citizen of the United States of America, except Gerold Bezzenberger, who is a citizen of Germany.

Item 3.  Source and Amount of Funds or Other Consideration

The shares of Class A Common Stock reported as beneficially owned by the Reporting Persons were acquired in the initial public offering of Insight, through open market purchases using personal funds, by means of gift, inheritance or other gratuitous transfer, or through their service as an officer, director or employee of Insight.

The Reporting Persons estimate that the amount of funds that would be required to purchase all of the shares of outstanding Class A Common Stock and Class B Common Stock to be converted in the Merger into the right to receive the Merger Consideration, to settle outstanding, in-the-money options and to pay estimated fees and expenses is approximately $658 million.  The majority of these funds will be provided by affiliates of The Carlyle Group (the “Sponsor”) and PH Investments, LLC, an entity affiliated with Amos B. Hostetter, Jr. (“PH Investments”), through a cash investment in Insight Acquisition Corp. (“Parent”) and by any other persons that may subscribe to purchase shares of Parent Class C Preferred Stock or Parent Class D Preferred Stock and that are mutually agreed to by the Sponsor, Sidney Knafel and Michael Willner (“New Investors”).  Sponsor will invest an amount equal to Sponsor’s reasonable estimate (after good faith consultation with Sidney Knafel and Michael Willner) of the aggregate amount of cash that Parent will need to pay the Merger Consideration of $11.75 per share to be paid to the stockholders whose shares of Class A Common Stock will be converted into the right to receive cash in the Merger, less the amount of the cash investments by PH Investments and any New Investors provided that the amount provided by the Sponsor shall not exceed $606,305,000.  As of the filing of this Amendment, no New Investors have subscribed for any shares of Parent preferred stock.  The Reporting Persons and the Sponsor currently expect that all other costs, expenses and liabilities of Parent and Insight arising out of or relating to the transaction shall be paid by Insight from cash available to Insight immediately prior to the consummation of the Merger.

Item 4.  Purpose of Transaction

Item 4 is hereby amended to add the following at the end thereof:

Concurrently with the execution of the Merger Agreement, Insight, Parent, the Sponsor and the Original Reporting Persons entered into an Exchange Agreement.  As of November 10, 2005, the Reporting Persons, Insight, Parent, the Sponsor and Continuing Investor Holding Company, LLC (“Holdco”) entered into an Amended and Restated Exchange Agreement (the “Amended and Restated Exchange Agreement”) in connection with the Holdco Reporting Persons and the Rollover Investors becoming parties to the Exchange Agreement.  The Amended and Restated Exchange Agreement governs the exchange of Insight common stock by the Reporting Persons for a continuing investment in Insight and certain other matters related to the Merger, as described below.  The material provisions of the Amended and Restated Exchange Agreement are described below, and the complete Amended and Restated Exchange Agreement is incorporated herein by reference as Exhibit 7.03 to this Amendment.

The Amended and Restated Exchange Agreement requires that the following transactions be completed immediately before the closing of the Merger in the sequence set forth below:

•                                          Issuance of New Preferred Stock.  Sidney Knafel, the Trusts and Michael Willner will each purchase from Insight shares of newly-issued Preferred Stock of Insight, par value $0.01 per share (the “Insight Preferred Stock”), at a price of $0.01 per share. Sidney Knafel will purchase 398,591 shares of Insight Preferred Stock, the Trusts will purchase 339,702 shares of Insight Preferred Stock and Michael Willner will purchase 110,652 shares of Insight Preferred Stock, for a total issuance of 848,945 shares of Insight Preferred Stock.  Pursuant to the certificate of designations for the Insight Preferred Stock, the holders of Insight Preferred Stock will vote together with the holders of Common Stock as a single class on all matters submitted to a vote of Insight’s stockholders, and each share of Insight Preferred Stock will entitle the holder to 90 votes per share on all matters submitted to a vote of Insight’s stockholders.  However, since the Insight Preferred Stock will not be outstanding on the record date for the Insight special meeting to be held in connection with the Merger, it will not be entitled to vote at the special meeting upon the Merger Agreement or the proposed amendment to Insight’s certificate of incorporation to make Section 5.6 thereof (which provides that holders of each class of Common Stock must receive equal per share payments upon a merger of Insight) inapplicable to the Merger and the transactions contemplated by the Merger Agreement, or any other business proposed at the special meeting.  The primary purpose of the Insight Preferred Stock is to facilitate Sidney Knafel’s and Michael Willner’s maintenance of voting control of the surviving corporation in the Merger through the exchange of such Insight Preferred Stock for Series A Voting Preferred Stock in the surviving corporation in connection with the Merger.

•                                          Cash Investment by the Sponsor.  The Sponsor does not currently own any shares of Common Stock of Insight.  The Sponsor, which now owns, and will own immediately prior to the closing of the Merger, all of the issued and outstanding shares of Class B Preferred Stock of Parent, will make a cash contribution to Parent, as described in Item 3 above.  In consideration for the Sponsor’s cash contribution, Parent will issue to the Sponsor a number of shares of Class D Preferred Stock of Parent equal to the amount of the Sponsor’s cash contribution divided by $11.75, which shares will then, in the Merger, automatically be converted into a corresponding number of shares of Series D Non-Voting Preferred Stock of the surviving corporation.

•                                          Conversion of Insight Class B Common Stock by Certain Continuing Investors.  Each Reporting Person that owns shares of Class B Common Stock will convert all of its shares of Class B Common Stock into a corresponding number of shares of Class A Common Stock, pursuant to Section 5.4(a) of Insight’s certificate of incorporation.

•                                          Exchange of Class A Common Stock by the Holdco Reporting Persons.  Holdco is a new Delaware limited liability company formed by Sidney Knafel and Michael Willner for the sole purpose of effecting the contribution of Class A Common Stock and related exchange with Parent on behalf of the Holdco Reporting Persons pursuant to the Amended and Restated Exchange Agreement and holding Series C Non-Voting Preferred Stock of the surviving corporation on behalf of the Holdco Reporting Persons following the Merger.  Holdco will not be engaged in any other business activities.  Holdco Reporting Persons will contribute to Holdco the number of their shares of Class A Common Stock specified on Exhibit A to the Amended and Restated Exchange Agreement.  In exchange for their contributions of shares of Class A Common Stock, the Holdco Reporting Persons will receive a corresponding number of Series C Non-Voting Units of Holdco.  In turn, following the Merger, Holdco will hold a corresponding number of shares of Series C Non-Voting Preferred Stock of the surviving corporation on behalf of the Holdco Reporting Persons.  The terms of the Series C Non-Voting Units of Holdco will, in general, operate so as to replicate the terms of the Series C Non-Voting Preferred Stock of the surviving corporation in all material substantive respects as if the Holdco Reporting Persons held the stock directly.

•                                          Exchange of Insight Class A Common Stock by the Original Reporting Persons and the Rollover Investors.  Sidney Knafel, the Trusts, Andrew Knafel and James Marcus will contribute to Parent all of their shares of Class A Common Stock (after giving effect to the conversion of Class B Common Stock ), other than any shares of Class A Common Stock held in their respective 401(k) accounts.  The remaining Original Reporting Persons and the remaining Rollover Investors will contribute to Parent the number of their shares of Class A Common Stock, other than shares of Class A Common Stock held in their respective 401(k) accounts, specified on Exhibit A to the Amended and Restated Exchange Agreement.  Rollover Investors that hold shares of Class A Common Stock received in connection with Insight’s loan program exchange offer completed in May 2005 (“Loan Program Exchange Shares”) will contribute a portion that is no less than one-third of their Loan Program Exchange Shares to Parent.  In exchange for their contributions of shares of Class A Common Stock and Loan Program Exchange Shares, the Original Reporting Persons and the Rollover Investors will receive a corresponding number of shares of Class C Preferred Stock of Parent, which will then, in the Merger, automatically be converted into a corresponding number of shares of Series C Non-Voting Preferred Stock of the surviving corporation.

•                                          Exchange of Insight Class A Common Stock by Holdco.  Holdco will contribute to Parent all of the shares of Class A Common Stock contributed to Holdco by the Holdco Reporting Persons.  In exchange for its contribution of shares of Class A Common Stock, Holdco will receive a corresponding number of shares of Class C Preferred Stock of Parent, which will then, in the Merger, automatically be converted into a corresponding number of shares of Series C Non-Voting Preferred Stock of the surviving corporation.

The foregoing transactions are subject to the condition that Sidney Knafel, Michael Willner and Carlyle each determine, in his or its sole discretion, that all of the conditions to the consummation of the Merger set forth in the Merger Agreement have been satisfied or waived in accordance with the Merger Agreement.

The Amended and Restated Exchange Agreement provides that, prior to the closing under the Merger Agreement, except as provided in (i) the Amended and Restated Exchange Agreement, (ii) the Voting Agreement or (iii) the Merger Agreement, or as consented to by Carlyle, the Reporting Persons may not, directly or indirectly, sell or otherwise transfer, or enter into any agreement, option or other arrangement (including any profit sharing arrangement) with respect to the transfer of, any shares of Common Stock owned by them, grant proxies with respect to, deposit into a voting trust or enter into any voting arrangement with respect to such shares or convert any shares of Class B Common Stock into Class A Common Stock, or commit or agree to take any of the foregoing actions.  These restrictions mean that, except as specifically provided above, no Reporting Person may sell any shares of Class A Common Stock in the public market or otherwise while the Merger is pending.  These restrictions will automatically terminate if the Merger Agreement is terminated at any time prior to the consummation of the transactions contemplated by the Amended and Restated Exchange Agreement.

PH Investments does not own any shares of Common Stock.  Concurrently with the cash investment to be made by the Sponsor at the closing under the Amended and Restated Exchange Agreement, pursuant to a separate subscription agreement, PH Investments will make a cash contribution to Parent in the amount of $40,000,000.  In consideration for PH Investments’ cash contribution, Parent will issue to PH Investments a number of shares of Class C Preferred Stock of Parent equal to the amount of its cash contribution divided by $11.75, which shares will then, in the Merger, automatically be converted into a corresponding number of shares of Series C Non-Voting Preferred Stock of the surviving corporation.  PH Investments will receive an investment fee from the surviving corporation equal to $400,000 for its cash contribution.

As of November 14, 2005, Section 5.2 of the Principals' Agreement was amended to provide that, at or immediately following the effective time of the Merger, the surviving corporation will pay to the Sponsor a sponsor fee equal to 3% of the aggregate amount of all cash investments made prior to the closing of the Merger by persons subscribing for shares of Class C Preferred Stock or Class D Preferred Stock of Parent as mutually agreed by the Sponsor, Sidney Knafel and Michael Willner, less the amount of any sponsor or other investment fee paid by the surviving corporation with the consent of the Sponsor to any person other than the Sponsor in respect of its cash investment in shares of Class C Preferred Stock or Class D Preferred Stock of Parent.  The Reporting Persons expect that the sponsor fee paid to the Sponsor will be equal to approximately $17.4 million.  This amount is based on (i) a cash contribution to Parent by the Sponsor equal to approximately $552 million, which is the aggregate amount by which the cash that Parent expects it will need to pay the Merger Consideration exceeds the $40 million investment to be made by PH Investments; (ii) the $40 million investment to be made by PH Investments; and (iii) the investment fee of $400,000 to be paid by the surviving corporation to PH Investments.

The Merger requires the approval of Insight’s stockholders.  The Reporting Persons collectively beneficially own approximately 62.4% of the total outstanding votes of the Common Stock entitled to vote on the Merger as a single class.  Consummation of the Merger will also require (1) the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock entitled to vote thereon not held by (a) Parent, the Reporting Persons (or any member of the immediate families thereof) or the Sponsor or any affiliates thereof, or (b) any officers or directors of Insight (or any member of the immediate families thereof); and (2) the satisfaction or waiver of certain customary conditions by each of Parent and Insight.

The foregoing should not be construed as an offer to purchase shares of Class A Common Stock.  Stockholders should read Insight’s amended preliminary proxy statement filed with the Commission on November 10, 2005, as well as Insight’s definitive proxy statement and other relevant documents regarding the Merger filed with the Commission when they become available, because they contain or will contain important information relevant to the decision to approve the Merger.  Stockholders are able to receive the amended preliminary proxy statement, as well as other documents filed by the Reporting Persons or Parent or its affiliates with respect to the Merger, free of charge at the Commission’s web site, www.sec.gov.

Item 5.  Interest in Securities of the Issuer

Item 5 is hereby amended and restated in its entirety to read as follows:

(a)  See Items 7 and 9 of the cover pages to this Amendment, which Items are incorporated herein by reference, for the aggregate number of shares and percentage of Class A Common Stock owned by each of the Reporting Persons.

(b)  See Items 8 and 10 of the cover pages to this Amendment, which Items are incorporated herein by reference, for the aggregate number of shares of Class A Common Stock beneficially owned by each of the Reporting Persons as to which there is shared power to vote or direct the vote or shared power to dispose or to direct the disposition of such shares of Class A Common Stock.

The percentage of the Class A Common Stock set forth for each Reporting Person in this Item 5 was calculated based upon (i) 51,841,390 shares of Class A Common Stock outstanding as of October 31, 2005, as stated on the facing page of Insight’s Form 10-Q for the quarter ended September 30, 2005; (ii) the number of shares of Class A Common Stock issuable upon the conversion of the Class B Common Stock, if any, beneficially owned by such Reporting Person; and (iii) the number of shares of Class A Common Stock issuable upon the exercise of options to purchase Class A Common Stock held by such Reporting Person that are exercisable within 60 days, if any.  The percentage of the total outstanding votes of the Common Stock as a single class set forth for each Reporting Person in this Item 5 was calculated based on the outstanding shares of Class A Common Stock set forth in clause (i) above and 8,489,454 shares of Class B Common Stock outstanding as of as of October 31, 2005, as stated on the facing page of Insight’s Form 10-Q for the quarter ended September 30, 2005.  Holders of Class A Common Stock are entitled to one vote per share, and holders of Class B Common Stock are entitled to ten votes per share.

Except as otherwise provided in this Item 5, each of the Reporting Persons has the sole power to vote or to direct the vote, and the sole power to dispose or to direct the disposition of, the shares of Class A Common Stock deemed to be beneficially owned by them.

(c)  The following Reporting Persons have effected transactions in the Class A Common Stock during the past sixty days:

Reporting Person	Transaction Type	Date	Number of Shares	Price per Share	Market
Victoria Hamilton	Gift	October 30, 2005	1,000	$11.60	None
	Gift	October 31, 2005	1,498	$11.60	None
Thomas G. Scherlis	Sale	September 30, 2005	500	$8.61	Open Market
Sophia G. Scherlis	Sale	September 30, 2005	500	$8.61	Open Market
William L. Scherlis	Sale	September 30, 2005	500	$8.61	Open Market

(d)  No other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of Class A Common Stock referred to in paragraphs (a) and (b) above.

(e)  Not applicable.

Item 6.  Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

Item 6 is hereby amended to add the following at the end thereof:

The description of the material terms of the Amended and Restated Exchange Agreement and the PH Investments Subscription Agreement are incorporated herein by this reference.

The Reporting Persons have also entered into a Joint Filing Agreement dated as of November 10, 2005 (the “Joint Filing Agreement”), a copy of which is filed as Exhibit 7.01 with this Amendment.

Item 7.  Material to be Filed as Exhibits

Exhibit 7.01                                    Joint Filing Agreement, dated as of November 10, 2005.

Exhibit 7.02                                    Agreement and Plan of Merger, dated as of July 28, 2005, by and between Parent and Insight (incorporated by reference to Exhibit 7.02 to Amendment No. 1 to Schedule 13D).

Exhibit 7.03                                    Amended and Restated Exchange Agreement, dated as of November 10, 2005, by and among Parent, Insight, Sidney R. Knafel, Michael S. Willner, Carlyle Partners III Telecommunications, L.P., Carlyle Partners IV Telecommunications, L.P., CP III Coinvestment, L.P. and CP IV Coinvestment, L.P. and the Reporting Persons (incorporated by reference to Exhibit (d)(2) to Amendment No. 3 to Schedule 13E-3 filed by Parent, Insight and certain others with the Commission on November 10, 2005).

Exhibit 7.04                                    Form of Amended and Restated Certificate of Incorporation of Insight (incorporated by reference to Exhibit 7.04 to Amendment No. 1 to Schedule 13D).

Exhibit 7.05                                    Principals’ Agreement, dated as of July 28, 2005, by and among Sidney R. Knafel, Michael S. Willner, Carlyle Partners III Telecommunications, L.P., Carlyle Partners IV

Telecommunications, L.P., CP III Coinvestment, L.P. and CP IV Coinvestment, L.P. (incorporated by reference to Exhibit 7.05 to Amendment No. 1 to Schedule 13D).

Exhibit 7.06                                    First Amendment to Principals’ Agreement, dated as of November 14, 2005, by and among Sidney R. Knafel, Michael S. Willner, Carlyle Partners III Telecommunications, L.P., Carlyle Partners IV Telecommunications, L.P., CP III Coinvestment, L.P. and CP IV Coinvestment, L.P.

Exhibit 7.07                                    Voting Agreement, dated as of July 28, 2005, by and between Parent and the Insight stockholders named therein (incorporated by reference to Exhibit 7.06 to Amendment No. 1 to Schedule 13D).

Exhibit 7.08                                    Subscription Agreement, dated as of November 14, 2005, by and among PH Investments, LLC, Insight, Parent, Sidney R. Knafel, Michael S. Willner, Carlyle Partners III Telecommunications, L.P., Carlyle Partners IV Telecommunications, L.P., CP III Coinvestment, L.P. and CP IV Coinvestment, L.P.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

October 24, 2005	By:	/s/ Sidney R. Knafel
Date		Sidney R. Knafel

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

October 17, 2005	By:	/s/ Andrew G. Knafel
Date		Andrew G. Knafel, as Trustee under
Trust F/B/O Andrew G. Knafel dated September 13, 1978,
Trust F/B/O Douglas R. Knafel dated September 13, 1978,
Trust F/B/O Andrew G. & Douglas R. Knafel dated July 16, 1976,
Trust F/B/O Douglas R. Knafel dated November 6, 1983

October 17, 2005	By:	/s/ Andrew G. Knafel
Date		Andrew G. Knafel

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

October 31, 2005	By:	/s/ Michael S. Willner
Date		Michael S. Willner

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

November 14 , 2005	By:	/s/ James S. Marcus
Date		James S. Marcus

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

November 14 , 2005	By:	/s/ Thomas L. Kempner
Date		Thomas L. Kempner

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

November 4 , 2005	By:	/s/ John Abbot
Date		John Abbot

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

October 27, 2005	By:	/s/ Elliot Brecher
Date		Elliot Brecher

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

November 14, 2005	By:	/s/ Pamela Euler Halling
Date		Pamela Euler Halling

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

November 14, 2005	By:	/s/ Mary Rhodes
Date		Mary Rhodes

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

November 14, 2005	By:	/s/ Elizabeth Grier
Date		Elizabeth Grier

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

November 14, 2005	By:	/s/ Charles E. Dietz
Date		Charles E. Dietz

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

November 14, 2005	By:	/s/ Daniel Mannino
Date		Daniel Mannino

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

October 31, 2005	By:	/s/ Heather Wright
Date		Heather Wright

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

October 27, 2005	By:	/s/ Gregory B. Graff
Date		Gregory B. Graff

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

November 5, 2005	By:	/s/ John W. Hutton
Date		John W. Hutton

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

October 31, 2005	By:	/s/ James D. Morgan
Date		James D. Morgan

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

October 31, 2005	By:	/s/ Walter Kelley
Date		Walter Kelly

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

October 30, 2005	By:	/s/ Dan McComas
Date		Dan McComas

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

October 27, 2005	By:	/s/ Nancy Askin
Date		Nancy Askin

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

October 22, 2005	By:	/s/ Helen-Mae Askin
Date		Helen-Mae Askin

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

October 22, 2005	By:	/s/ Seymour R. Askin, Jr.
Date		Seymour R. Askin, Jr.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

October 18, 2005	By:	/s/ Mara R. Bannard
Date		Mara R. Bannard

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

October 18, 2005	By:	/s/ Ann Bernhard
Date		Ann Bernhard

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

October 25, 2005	By:	/s/ Gerold Bezzenberger
Date		Gerold Bezzenberger

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

November 14, 2005	By:	/s/ Victoria Hamilton
Date		Victoria Hamilton

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

October 24, 2005	By:	/s/ K. David Isaacs
Date		K. David Isaacs

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Kaufman Family Interests L.P.

November 14, 2005	By:	/s/ Robert E. Kaufman
Date		Name: Robert E. Kaufman
Title: President

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

October 26, 2005	By:	/s/ Mercedes Kaufman
Date		Mercedes Kaufman, as trustee
under Betty K. Weinberger Trust

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

November 2, 2005	By:	/s/ Jeffrey A. Kaufman
Date		Jeffrey A. Kaufman

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

November 14, 2005	By:	/s/ Jonathan A. Kaufman
Date		Jonathan A. Kaufman

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

November 14, 2005	By:	/s/ Michael Coleman Kempner
Date		Michael Coleman Kempner

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

October 20, 2005	By:	/s/ Doris Kempner
Date		Doris Kempner

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

October 3, 2005	By:	/s/ Alan H. Kempner III
Date		Alan H. Kempner III

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

November 7, 2005	By:	/s/ Mary L. Umlauf
Date		Mary L. Umlauf, as trustee under the Kathryn Kempner Poteat Trust U/A 5/19/64

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

November 14, 2005	By:	/s/ Judith M. Bishop
Date		Judith M. Bishop, as trustee under the Carl Loeb Kempner, Jr. Trust U/A 5/19/64

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

November 14, 2005	By:	/s/ Michael Ward
Date		Michael Ward, as trustee under the Michael Coleman Kempner Trust U/A 5/19/64

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

November 14, 2005	By:	/s/ John S. Scherlis
Date		John S. Scherlis

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

October 20, 2005	By:	/s/ Leonard Scherlis
Date		Leonard Scherlis

	By:	/s/ Barbara Scherlis
Barbara Scherlis

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

November 14, 2005	By:	/s/ Lillian C. Scherlis
Date		Lillian C. Scherlis

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

November 14, 2005	By:	/s/ Sophia G. Scherlis
Date		Sophia G. Scherlis

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

November 14, 2005	By:	/s/ Thomas G. Scherlis
Date		Thomas G. Scherlis

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

November 14, 2005	By:	/s/ William L. Scherlis
Date		William L. Scherlis

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

October 28, 2005	By:	/s/ Marc Nathanson
Date		Marc Nathanson

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

November 14, 2005	By:	/s/ Bruce Levy
Date		Bruce Levy

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

November 14, 2005	By:	/s/ Arthur Shulman
Date		Arthur Shulman

Appendix A
Reporting Persons

Name	Business Address	Principal Occupation	Employed
Sidney R. Knafel*	SRK Management Co. 810 7th Avenue New York, New York 10019	Managing Partner SRK Management Co.	SRK Management Co. 810 7th Avenue New York, New York 10019
Andrew G. Knafel, Joshua Rubenstein and William L. Scherlis, as trustees under Trusts F/B/O Knafel children	c/o Insight Communications Company, Inc. 810 7th Avenue New York, New York 10019	N/A	N/A
Michael S. Willner*	Insight Communications Company, Inc. 810 7th Avenue New York, New York 10019	Vice Chairman, President and Chief Executive Officer, Insight Communications Company, Inc.	Insight Communications Company, Inc. 810 7th Avenue New York, New York 10019
James S. Marcus*	c/o Insight Communications Company, Inc. 810 7th Avenue New York, New York 10019	Retired	N/A
Thomas L. Kempner*	Loeb Partners Corporation 61 Broadway New York, New York 10006	Chairman and Chief Executive Officer, Loeb Partners Corporation	Loeb Partners Corporation 61 Broadway New York, New York 10006
Andrew G. Knafel	Clear Brook Farm 123 Dexter Road Shaftsbury, Vermont 05262	Farmer	Clear Brook Farm 123 Dexter Road Shaftsbury, Vermont 05262
John Abbot	c/o Insight Communications Company, Inc. 810 7th Avenue New York, New York 10019	Senior Vice President, and Chief Financial Officer, Insight Communications Company, Inc.	Insight Communications Company, Inc. 810 7th Avenue New York, New York 10019
Elliot Brecher	c/o Insight Communications Company, Inc. 810 7th Avenue New York, New York 10019	Senior Vice President, General Counsel and Secretary, Insight Communications Company, Inc.	Insight Communications Company, Inc. 810 7th Avenue New York, New York 10019

Pamela Euler Halling	c/o Insight Communications Company, Inc. 810 7th Avenue New York, New York 10019	Senior Vice President, Marketing and Programming, Insight Communications Company, Inc.	Insight Communications Company, Inc. 810 7th Avenue New York, New York 10019
Mary Rhodes	c/o Insight Communications Company, Inc. 810 7th Avenue New York, New York 10019	Senior Vice President, Training, Insight Communications Company, Inc.	Insight Communications Company, Inc. 810 7th Avenue New York, New York 10019
Elizabeth Grier	c/o Insight Communications Company, Inc. 810 7th Avenue New York, New York 10019	Vice President, Administration, Insight Communications Company, Inc.	Insight Communications Company, Inc. 810 7th Avenue New York, New York 10019
Charles E. Dietz	c/o Insight Communications Company, Inc. 810 7th Avenue New York, New York 10019	Senior Vice President and Chief Technology Officer, Insight Communications Company, Inc.	Insight Communications Company, Inc. 810 7th Avenue New York, New York 10019
Daniel Mannino	c/o Insight Communications Company, Inc. 810 7th Avenue New York, New York 10019	Senior Vice President and Controller, Insight Communications Company, Inc.	Insight Communications Company, Inc. 810 7th Avenue New York, New York 10019
Heather Wright	c/o Insight Communications Company, Inc. 810 7th Avenue New York, New York 10019	Vice President, Consumer Marketing and Brand Strategy, Insight Communications Company, Inc.	Insight Communications Company, Inc. 810 7th Avenue New York, New York 10019
Gregory B. Graff	c/o Insight Communications Company, Inc. 810 7th Avenue New York, New York 10019	Senior Vice President, Video Services, Insight Communications Company, Inc.	Insight Communications Company, Inc. 810 7th Avenue New York, New York 10019
John W. Hutton	c/o Insight Communications Company, Inc. 810 7th Avenue New York, New York 10019	Senior Vice President, Operations, East Region, Insight Communications Company, Inc.	Insight Communications Company, Inc. 810 7th Avenue New York, New York 10019
James D. Morgan	c/o Insight Communications Company, Inc. 810 7th Avenue New York, New York 10019	Senior Vice President, Human Resources, Insight Communications Company, Inc.	Insight Communications Company, Inc. 810 7th Avenue New York, New York 10019

Walter Kelly	c/o Insight Communications Company, Inc. 810 7th Avenue New York, New York 10019	Vice President, Billing Services, Insight Communications Company, Inc.	Insight Communications Company, Inc. 810 7th Avenue New York, New York 10019
Dan McComas	c/o Insight Communications Company, Inc. 810 7th Avenue New York, New York 10019	Vice President, Engineering, East Region, Insight Communications Company, Inc.	Insight Communications Company, Inc. 810 7th Avenue New York, New York 10019
Nancy Askin	40 Harvard Road #2 Shirley, MA 01464	Landscape Design and Maintenance	Self-Employed
Helen-Mae Askin	26 Mayfair Lane Greenwich, CT 06830	Not Employed	N/A
Seymour R. Askin, Jr.	26 Mayfair Lane Greenwich, CT 06830	Retired	N/A
Mara R. Bannard	SRK Management Co. 810 7th Avenue New York, New York 10019	Office Manager of Insight Communications Company, Inc. Officer Manager of SRK Management Co.	SRK Management Co. (See Address) Insight Communications Company, Inc.
Ann Bernhard	Loeb Partners Corporation 61 Broadway, 24th Fl. New York, New York 10006	Assistant to the Chairman and CEO and Vice President of Research at Loeb Partners Corporation	Loeb Partners Corporation 61 Broadway, 24th Fl. New York, New York 10006
Gerold Bezzenberger	Ludwigkirchstrasse 1 10719 Berlin Gremany	Attorney	Self-Employed
Victoria Hamilton	136 East 64th Street New York, NY 10021	Director	The Washington Advisory Group, an LECG Company 1275 K Street, NW Suite 1025 Washington, DC 20005
K. David Isaacs	SRK Management Co. 810 7th Avenue New York, New York 10019	Certified Public Accountant	SRK Management Co. 810 7th Avenue New York, New York 10019
Kaufman Family Interests	c/o Robert E. Kaufman 450 S.E. 5th Avenue #701 Boca Raton, FL 33432	N/A	N/A
Mercedes Kaufman, as trustee under Betty K. Weinberger Trust	c/o Robert E. Kaufman 450 S.E. 5th Avenue #701 Boca Raton, FL 33432	N/A	N/A
Robert E. Kaufman	450 S.E. 5th Avenue #701 Boca Raton, FL 33432	President	Kaufman Family Interests, L.P. 450 S.E. 5th Avenue #701 Boca Raton, FL 33432
Jeffrey A. Kaufman	60 Savoy Road Needham, MA 02492	Managing Director, Senior Portfolio Manager	Putnam Investments One Post Office Square Boston, MA 02109

Jonathan A. Kaufman	1725 Osprey Bend Weston, FL 33327	President	Nature Expeditions International, Inc. 7860 Peters Road, Suite F-103 Plantation FL, 33324
Michael Kempner	116 East 68th Street Apt. 7A New York, NY 10021	General Partner of KS Capital Partners, L.P.	KS Capital Partners, L.P. 11 West 42nd Street (Apt. 7/8A) New York, NY 10021
Doris Kempner	20 The Crossing Purchase, NY 10577	Social Worker	Westchester Jewish Community Services 845 North Broadway Suite 2 White Plains, NY 10603
Alan H. Kempner III	7415 East Lincoln Drive Scottsdale, AZ 85250	Realtor	Self-Employed
John S. Scherlis	2853 Ontario Rd, NW #305 Washington, D.C. 20009	Consulting Conservation Biologist	Self-Employed
Leonard and Barbara Scherlis	3908 North Charles Street Apt. 900 Baltimore, MD 21218	Consultant	Self-Employed
Lillian C. Scherlis	c/o Dr. William L. Scherlis 5854 Aylesboro Avenue Pittsburgh, PA 15217	Minor Child	N/A
Sophia G. Scherlis	c/o Dr. William L. Scherlis 5854 Aylesboro Avenue Pittsburgh, PA 15217	Minor Child	N/A
Thomas G. Scherlis	c/o Dr. William L. Scherlis 5854 Aylesboro Avenue Pittsburgh, PA 15217	Minor Child	N/A
William L. Scherlis	5854 Aylesboro Avenue Pittsburgh, PA 15217	Professor and Department Head	Carnegie Mellon University 5000 Forbes Avenue Pittsburgh, PA 15213
Marc Nathanson	Mapleton Investments 10900 Wilshire Blvd., Suite 1500 Los Angeles, CA 90024	Trustee for the Falcon Cable Trust	Falcon Cable Trust c/o Mapleton Investments 10900 Wilshire Blvd., Suite 1500 Los Angeles, CA 90024
Bruce Levy	M. Block & Sons, Inc. 520 W. 73rd St. Bedford Park, IL 60638	Chief Executive Officer	M. Block & Sons, Inc. 520 W. 73rd St. Bedford Park, IL 60638
Arthur Shulman	11 Lakewood Circle North Greenwich, CT 06830	Investor

*  Director of Insight Communications Company, Inc.